Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 002-84202 on Form S-8 of the Herman Miller, Inc. Profit Sharing and 401(k) Plan of our report dated May 30, 2014 relating to the statement of net assets available for benefits of the Herman Miller, Inc. Profit Sharing and 401(k) Plan as of December 31, 2013 and the related statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of the Herman Miller, Inc. Profit Sharing and 401(k) Plan for the year ended December 31, 2014.

/s/ Crowe Horwath, LLP
Grand Rapids, Michigan
June 5, 2015